Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Blue Water Vaccines Inc., a Delaware corporation. (the “Company”) and Boustead Securities, LLC (“Boustead”) on September 28, 2022 (the “Effective Date”). Each of the Company and Boustead is a “Party” under this Agreement, and collectively they constitute the “Parties”. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Underwriting Agreement as defined below.

WHEREAS, the Parties are parties to that certain underwriting agreement, dated as of February 17, 2022, by and between the Company and Boustead (the “Underwriting Agreement”) and that certain engagement letter, dated as of February 7, 2022, by and between the Company and Boustead (the “Engagement Letter” and collectively with the “Underwriting Agreement” called the “Boustead Agreements”);

WHEREAS, Section 4(y) of the Underwriting Agreement and Section 7 of the Engagement Letter entitled Boustead to a right of first refusal to act as the sole underwriter or placement agent for any and all future public and private equity and debt (excluding commercial bank debt) offerings of the Company, or any successor or any Subsidiary of the Company, for a period of twelve (12) months from the date of the Underwriting Agreement. Additionally, Section 4(i) of the Underwriting Agreement restricted the Company, until February 17, 2023, from offering, selling, issuing, agreeing or contracting to sell or issue or grant or modify the terms of any option for the sale of any securities of the Company, subject to certain exceptions;

WHEREAS, the Company subsequently entered into a letter of engagement with H.C. Wainwright & Co., LLC (“HCW”) for certain placement agent services in connection with (i) a private placement transaction (the “First Private Placement”) that was consummated on April 19, 2022; and (ii) a private placement transaction (the “Second Private Placement” and, collectively with the First Private Placement, the “Private Placements”) that was consummated on August 11, 2022, in each case without obtaining Boustead’s consent to such Private Placement and without obtaining a waiver of each of Sections 4(i) and 4(y) of the Underwriting Agreement and Section 7 of the Engagement Letter with respect to such Private Placement and as a result, Boustead alleges that both the First Private Placement and the Second Private Placement constituted a breach of the Company’s obligations under Sections 4(i) and 4(y) of the Underwriting Agreement and Section 7 of the Engagement Letter (the “Dispute”); and

WHEREAS, without admitting any liability as to the foregoing allegations regarding the Dispute, and solely to avoid the cost and uncertainties of litigation over the Dispute, the Parties are entering into this Agreement for the purposes of resolving the Dispute amicably and efficiently.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Effective Date. This Agreement shall become effective as of the Effective Date, on the condition that the Agreement is executed by both of the Parties, which execution may be in counterparts under Section 20 below.

2. Payments to Be Made and Shares to Be Issued by the Company. In consideration of Boustead entering into this Agreement:

(a) The Company shall pay Boustead $1,000,000 in immediately available funds via the wiring instructions set forth in Annex A to this Agreement, and such payment shall be made within two business days after full execution of the Agreement by all Parties;

(b) The Company shall issue and deliver to Boustead within five business days after full execution of the Agreement by all Parties, 93,466 shares of restricted Common Stock (the “Restricted Shares”) in exchange for the cancellation of that certain Representative Warrant dated February 23, 2022 and termination of all of Company’s obligations pursuant thereto. “Common Stock” means the Company shares of common stock, par value $0.00001 per share.. The Restricted Shares shall be included for registration in the Company’s next resale registration statement filed with the SEC ;

(c) The Company shall pay Loeb & Loeb LLP, Boustead’s legal counsel (“Loeb”), $50,000 in immediately available funds via the wiring instructions set forth in Annex B to this Agreement, and such payment shall be made within two business days after full execution of the Agreement by all Parties; Boustead expressly represents that the fees and expenses paid with the foregoing payment were incurred by Boustead in connection with the Dispute and for services rendered to Boustead in connection with a proposed public offering by the Company that was terminated by the Company; and

(d) Time is of the essence with respect to the Company’s performance of each of its obligations in Sections 2(a) – (c) above, and the Company’s failure to fully satisfy any of those obligations in the time provided in Section 2(a) – (c) for such obligation to be satisfied shall constitute a material breach of this Agreement by the Company.

3. The Company’s Representation and Warranty Regarding Other Financing Transactions. The Company represents and warrants to Boustead that, except as set forth in the Company’s public filings with the U.S. Securities Exchange Commission (“SEC”), in the period between February 17, 2022 and the Effective Date, the Company has not signed definitive documents with respect to any financing transaction (including but not limited to equity financing, or debt financing transaction), other than the Private Placements.

4. Waiver of Certain Terms of Boustead Agreements. Upon the timely payment by the Company to Boustead and Loeb of the consideration set forth in Section 2(a), 2(b) and 2(c) above, Boustead waives as of the Effective Date the Company’s compliance with Sections 4(i) and 4(y) of the Underwriting Agreement and Section 7 of the Engagement Letter with respect to the Company’s consummation of the Private Placements and with respect to any and all future private, public equity or debt offerings of the Company. For the avoidance of doubt, upon the Company’s compliance with the terms of Section 2(a), 2(b) and 2(c) above, the Parties understand and agree that the Company shall owe no further compensation to Boustead arising from or related to any prior agreement between the Parties, and the Company shall not be subject to any restrictions arising from or related to any prior agreement between the Parties with respect to any future equity, equity-linked, or debt offerings of the Company.

Notwithstanding the foregoing, and except as set forth in this Agreement, the Parties acknowledge and agree that the remaining sections of the Engagement Letter and the Underwriting Agreement, including but not limited to: Section 14 of the Engagement Letter, Section 7 of the Underwriting Agreement, and Section 8 of the Underwriting Agreement, to the extent it pertains to indemnities, shall remain in full force and effect.

5. [Reserved].

6. Releases of Claims. Upon timely satisfaction of its obligations pursuant to Sections 2(a), 2(b), and 2(c) of this Agreement, , the Company, for itself and its parent companies, subsidiaries, and affiliates and each of its and their past, present, and future officers, directors, members, managers, employees, consultants, attorneys, agents, predecessors, successors, and assigns (collectively the “Company Releasors” and each individually a “Company Releasor”), to the fullest extent permitted by law, hereby irrevocably and unconditionally forever release, waive, and discharge Boustead and its parent companies, subsidiaries, and affiliates and each of its and their past, present, and future officers, directors, members, managers, employees, consultants, attorneys, agents, predecessors, successors, and assigns (collectively the “Boustead Releasees” and each individually a “Boustead Releasee”), from any and all actions, claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise), including known or Unknown Claims (as that term is defined in Section 6(d) below), that the Company Releasors, or any of them, has, or hereafter may have, in any jurisdiction or territory, against Boustead Releasees, or any of them, up to and including the Effective Date, for any damage, loss, or injury or for injunctive or other relief, now existing or hereafter arising out of or relating to (i) the Boustead Agreements, and (ii) all other transactions, agreements, contracts, understandings, promises and representations between the Company Releasors and Boustead Releasees, except those provisions that are expressly intended as stated herein to survive.

(b) Upon the timely payment by the Company to Boustead and Loeb of the consideration set forth in Section 2(a), 2(b), and 2(c) above and upon timely satisfaction of its obligations under Section 2 of the Advisory Agreement dated as of September [__], 2022 between the Company and Boustead, Boustead, for itself and its parent companies, subsidiaries, and affiliates and each of its and their past, present, and future officers, directors, members, managers, employees, consultants, attorneys, agents, predecessors, successors, and assigns (collectively the “Boustead Releasors” and each individually a “Boustead Releasor”), to the fullest extent permitted by law, hereby forever release, waive, and discharge the Company and its parent companies, subsidiaries, and affiliates and each of its and their past, present, and future officers, directors, members, managers, employees, consultants, attorneys, agents, predecessors, successors, and assigns (collectively the “Company Releasees” and each individually a “Company Releasee”), from any and all actions, claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise), including known or Unknown Claims (as that term is defined in Section 6(d) below), that the Boustead Releasors, or any of them, has, or hereafter may have, in any jurisdiction or territory, against the Company Releasees, or any of them, up to and including the Effective Date, for any damage, loss, or injury or for injunctive or other relief, now existing or hereafter arising out of or relating to (i) the Boustead Agreements, and (ii) all other transactions, agreements, contracts, understandings, promises and representations between Boustead Releasors and the Company Releasees, except those provisions that are expressly intended as stated herein to survive. For purposes of clarity, none of the Boustead Releasors is releasing, waiving, or discharging pursuant to this Section 6(b) any claims, demands, causes of action, or liabilities of any kind what so ever against any of the Company Releasees arising under (1) Section 14 of the Engagement Letter, (2) Section 7 of the Underwriting Agreement, (3) Section 8 of the Underwriting Agreement, to the extent it pertains to indemnities or (4) the Advisory Agreement.

(c) [Reserved]

(d) “Unknown Claims” means any and all claims and causes of action for any damage, loss, or injury or for injunctive or other relief arising out of or relating to the Boustead Agreements that a Party does not know, does not suspect, or does not have reason to know or to suspect exist in its favor at any time on or before the Effective Date, including any such claim or cause of action for new or additional damages or injuries that, if known, might have affected the decision to enter into this Agreement.

(e) Claims Arising Out of Breach of this Agreement. For avoidance of doubt, nothing contained herein shall release or discharge any claim that either Party may have arising out of a breach of the other Party’s obligations under this Agreement.

7. Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (i) the Party has the right and authority to grant the releases and confer the rights contemplated by this Agreement; (ii) the person signing this Agreement is duly authorized to enter into this Agreement on the Party’s behalf; and (iii) the Party is not relying on any representation, by or on behalf of any other Party, not expressly set forth in this Agreement and that no such representation has been made to it by or on behalf of any other Party.

8. Confidentiality. Each of the Parties acknowledges and agrees that, except for the fact that the Boustead Agreements have been terminated subject to the provisions in this Agreement, the terms and conditions of this Agreement, the discussions that led up to this Agreement, and the amount and form of consideration provided for in this Agreement (together, the “Confidential Information”) are confidential and sensitive information, and each Party represents and agrees that it will not disclose any Confidential Information except as necessary to its respective parent companies, corporate affiliates, officers, directors, employees, attorneys, auditors, or as otherwise required by law, subpoena, regulator request, or other legal process. Notwithstanding anything in this Agreement to the contrary, if any Party is required by a court or regulatory authority in connection with a legal or administrative proceeding to disclose this Agreement, any term hereof, or any Confidential Information, such Party shall, to the extent legally permitted, provide the other Party with prompt notice of such requirement (within no more than five (5) business days if reasonably possible) so that the other Party may seek, at its sole expense, a protective order or other appropriate remedy. If such protection or other remedy is not obtained or as otherwise required by law, the Party may make such disclosure that it is required to disclose. Notwithstanding the above, the Company shall be permitted to disclose in its filings with the SEC that the Parties have entered into this Agreement as well as the material terms hereof.

9. No Admission. The Parties have entered into this Agreement solely for the purpose of avoiding the burdens and expense of litigation over the Dispute. The making of this Agreement is not intended, and shall not be construed, as any acknowledgment or admission of the existence or non-existence of any fact, or that any Party had or did not have any valid claim arising under any federal, state, or local law (statutory or decisional), ordinance, or regulation, or has committed or not committed any other actionable wrong against any other Party.

10. Entire Agreement and Amendments. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter of this Agreement and supersedes and terminates any and all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing among the Parties with regard to the subject matter of this Agreement, other than as set forth in this Agreement. Any termination, amendment, modification or change of this Agreement may be made only by a writing signed by the Parties.

11. Non-Disparagement. Each Party agrees that its shall make no statements, remarks or comments, orally or in writing, publicly or privately, to any third party that would constitute actionable defamation with regard to (a) the other Party, (b) the other Party’s products, services, or business, or (c) the other Party’s current or former management, officers, directors, shareholders, members, employees, agents, or attorneys, provided, however, that neither Party shall be restricted from providing information about any of the entities or things described in (a), (b), or (c), as required by a court or governmental agency or by applicable law. The Parties agree that this Section 11 is a material term of this Agreement.

12. Governing Law; Submission to Jurisdiction; Venue. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any jurisdiction other than the State of New York. Each of the Parties hereby consents to the exclusive personal jurisdiction and venue of the state and federal courts of competent subject-matter jurisdiction sitting in New York County, New York for any disputes arising from, or relating to, this Agreement.

13. Notice. Except as otherwise specified herein, any notices pertaining to the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by FedEx or similar receipted delivery, by email, or by fax to the following representatives:

If to the Company:

Blue Water Vaccines Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202 Attn:Joseph Hernandez, CEO

Email: hernandez_joe@yahoo.com

with a copy (which shall not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Barry I. Grossman, Esq.
Fax: 212-370-7889]

If to Boustead:

Boustead Securities, LLC

6 Venture, Suite 395

Irvine, CA 92618 Attn: Keith Moore

Email: keith@boustead1828.com

with a copy (which shall not constitute notice) to:
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum, Esq.
Fax: 212-407-4990

14. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, successors and assigns.

15. No Assignment. No Party may assign any rights or obligations hereunder, except with the express written consent of the other Parties hereto, and any attempted assignment or transfer without such consent shall be null and void.

16. No Credit for Drafting. The Parties agree that the drafting of this Agreement was the result of negotiations between the Parties and none of the Parties will be deemed the drafter of any portion of this Agreement for purposes of its construction and interpretation. Each Party acknowledges and represents that it has reviewed this Agreement with that Party’s respective counsel and that each Party understands the terms of this Agreement.

17. No Waiver. No waiver by any Party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time.

18. Expenses. Except as provided in Section 2(c) of this Agreement, each Party shall pay all of its own expenses (including, without limitation, attorneys’ fees, expenses and costs) incurred by it in connection with this Agreement and the negotiations that led to it.

19. Severability. If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that if:

(a) Section 6(a) is held to be illegal, invalid, or unenforceable, in whole or in part, then the Company, for itself and the other Company Releasors, agrees to promptly execute a legal, valid, and enforceable release and waiver of claims, on its own behalf and behalf of the other Company Releasors, in favor of the Boustead Releasees corresponding to the scope of the release and waiver of claims provided in Section 6(a), and, in the event that such a legal, valid, and enforceable release and waiver of claims cannot be obtained, then the Company and the other Company Releasors shall be deemed to have assigned, transferred, and conveyed the claims described in Section 6(a) to Boustead; or,

(b) Section 6(b) is held to be illegal, invalid, or unenforceable, in whole or in part, then Boustead, for itself and the other Boustead Releasors, agrees to promptly execute a legal, valid, and enforceable release and waiver of claims, on its own behalf and behalf of the other Boustead Releasors, in favor of the Company Releasees corresponding to the scope of the release and waiver of claims provided in Section 6(b), and, in the event that such a legal, valid, and enforceable release and waiver of claims cannot be obtained, then Boustead and the other Boustead Releasors shall be deemed to have assigned, transferred, and conveyed the claims described in Section 6(b) to the Company.

20. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be an original, but all of which together shall constitute one instrument. It is further agreed by the Parties that facsimile and electronic signatures will be deemed as originals.

21. Obligations. Notwithstanding anything herein to the contrary, the Parties hereby agree that no provision of this Agreement shall require any Party to do any act that violates any law, regulation, or rule of professional responsibility.

22. Headings. All headings used herein are solely for convenience and shall not be used to interpret the Agreement.

23. Legal Counsel Opinions. For any of the shares of Common Stock that Boustead or its designee is entitled to receive under this Agreement including but not limited to the shares of Common Stock described in Section 2 of this Agreement (collectively the “Boustead Securities”), and upon the request of Boustead, which it may make from time to time, the Company shall be responsible (at its cost) for promptly supplying to the Company’s transfer agent and Boustead a customary legal opinion letter of its counsel (the “Legal Counsel Opinion”) to the effect that the resale of the Boustead Securities by Boustead, its designee or their respective affiliates, successors and assigns is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Boustead Securities are not then registered under the Securities Act for resale pursuant to an effective registration statement). Alternatively, at Boustead’s option, Boustead may (at Boustead’s cost) secure another legal counsel to issue the Legal Counsel Opinion, and the Company will promptly instruct its transfer agent (or the transfer agent of its acquiror as the case may be) to accept such opinion. The Company shall not impede the removal by its stock transfer agent of the restricted legend from any common stock certificate upon receipt by the transfer agent of a Rule 144 Opinion Letter. THE COMPANY HEREBY AGREES THAT, FOR A PERIOD OF THREE (3) YEARS FOLLOWING THE DATE OF THIS AGREEMENT, IT WILL NOT TAKE THE POSITION THAT IT IS A “SHELL COMPANY” UNLESS, ON ADVICE OF ITS COUNSEL, IT IS REQUIRED TO TAKE SUCH POSITION AS A MATTER OF APPLICABLE LAW.

24. Further Assurances. The Parties agree to take all actions and to make, deliver, and/or sign any other documents and instruments that are reasonably necessary to carry out the terms, provisions, purpose, and intent of this Agreement.

25. Costs of Enforcement. In the event of any litigation or preceding arising as a result of the breach of this Agreement or the failure to perform hereunder, the Party prevailing in such litigation or proceeding shall be entitled to collection costs, court costs, reasonable attorneys’ fees, and all other expenses of bringing or defending such litigation or proceeding, from the Party not prevailing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date indicated below:

BLUE WATER VACCINES, INC.		BOUSTEAD SECURITIES, LLC

By:	/s/ Joseph Hernandez	By:	/s/ Keith Moore
Name:	Joseph Hernandez	Name:	Keith Moore
Title:	CEO	Title:	CEO

Date signed:	October 9, 2022	Date signed:	September 28, 2022

Authorized to enter into this Agreement on behalf of Blue Water Vaccines Inc.		Authorized to enter into this Agreement on behalf of Boustead Securities, LLC